Exhibit 2.3
VOTING AGREEMENT
     This Voting Agreement (“Agreement”) is entered into as of August 11, 2008, by and between Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Foundry Networks, Inc., a Delaware corporation (the “Company”).
Recitals
     A. Stockholder Owns certain securities of the Company.
     B. Parent, Falcon Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).
     C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.
     D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1. Certain Definitions
     For purposes of this Agreement:
     (a) “Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.
     (b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.
     (c) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.
     (d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of

Company Common Stock) of which Stockholder acquires Ownership during the Specified Period; provided, that any Subject Securities transferred as permitted in Section 2.3 shall from and after such transfer cease to be Subject Securities of Stockholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities).
     (e) “Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time, (iii) the date upon which the parties hereto agree in writing to terminate this Agreement; or (iv) any amendment to the Merger Agreement that results in a decrease in the “Merger Consideration” as set forth in the Merger Agreement (which shall be deemed to exclude any change in the proportionate form of consideration (between cash and shares of Parent Common Stock) to be paid and issued by Parent in the Merger that is intended to maintain the aggregate value of the Merger Consideration, calculated at the time of such amendment); provided, however, that if at or prior to the time the Termination Date would otherwise occur, Parent and Stockholder enter into any amendment or extension of this Agreement that extends the Termination Date to a later date, the “Termination Date” shall not be deemed to have occurred until the date designated as the Termination Date in such amendment or extension.
     (f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent (provided that the exercise by Stockholder of any Company Option held by Stockholder shall not be deemed a Transfer hereunder); or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.
     (g) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.
SECTION 2. Transfer of Subject Securities and Voting Rights
     2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.
     2.2 Restriction on Transfer of Voting Rights. During the Specified Period, Stockholder shall not: (a) deposit any Subject Securities into a voting trust; or (b) grant a proxy or enter into a voting agreement or similar agreement (other than this Agreement) with respect to any of the Subject Securities, in each case in a manner which would or would reasonably be expected to (i) prevent or materially hinder the ability of Stockholder to perform any of Stockholder’s obligations hereunder, (ii) limit or reduce any of the rights of Parent hereunder or (iii) be inconsistent with any of the terms of this Agreement.
     2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (b) upon the death of Stockholder, (c) in connection with or for the purpose of personal tax-planning or (d) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided, however, that a transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.
SECTION 3. Voting of Shares; Proxy;
     3.1 Voting Covenant. Stockholder hereby agrees that, during the Specified Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent and to the extent not voted by the Person(s) appointed pursuant to Section 3.2 hereof, Stockholder shall vote all shares of Company Common Stock owned of record by Stockholder and all other Subject Securities (to the fullest extent of the Stockholder’s right to do so):
          (a) in favor of the adoption of the Merger Agreement, in favor of the Merger and in favor of any other action reasonably necessary to facilitate the Merger; and
          (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; and (B) any Acquisition Proposal (including any Superior Offer) and any other action that is intended, or that would reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
During the Specified Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as a director or officer of the Company; or (ii) voting in Stockholder’s sole discretion on any matter other than the matters referred to in this Section 3.1.
     3.2 Proxy.
          (a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Termination Date) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.
          (b) Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Subject Securities inconsistent with the terms of Section 3.1 hereof and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any Subject Securities inconsistent with the terms of Section 3.1 until after the Termination Date.
SECTION 4. Waiver of Appraisal Rights
     Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any shares of Company Common Stock Owned by Stockholder, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder or any other Person who is the record owner of such shares of Company Common Stock Owned by Stockholder may have by virtue of any shares of such Company Common Stock; provided, however, that in the event that the Termination Date shall occur prior to the consummation of the Merger, such waiver shall be deemed rescinded in its entirety without any required action on the part of Stockholder.
SECTION 5. No Solicitation
     Stockholder agrees that, during the Specified Period, Stockholder shall not, without limiting the last sentence of Section 3.1, directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 4.3 of the Merger Agreement.
SECTION 6. Representations and Warranties of Stockholder
     Stockholder hereby represents and warrants to Parent as follows as of the date hereof:
     6.1 Authorization, etc. Stockholder has all requisite power, capacity and authority to execute and deliver this Agreement and the Proxy and, with respect to the Subject Securities not transferred in accordance with Section 2.3 hereof, to grant the rights to Parent set forth herein and therein and to perform Stockholder’s obligations hereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     6.2 No Conflicts or Consents.
          (a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in the creation of any encumbrance or restriction on any of the Subject Securities Owned by Stockholder, in each case except for any conflict, violation or encumbrance that would not, individually or in the aggregate, adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1 or grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby.
          (b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any approval or other Consent of any Person.
     6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and comply with all of the terms hereof) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder owns beneficially and not of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and comply with all of the terms hereof)the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.
SECTION 7. Miscellaneous
     7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Form S-4 Registration Statement Stockholder’s identity and ownership of shares of Company Common Stock and a description of Stockholder’s obligations under this Agreement.
     7.2 Further Assurances. During the Specified Period, Stockholder shall execute and deliver such additional transfers, assignments, endorsements, proxies, consents and other instruments as Parent may reasonably request to carry out the purpose and further the intent of this Agreement.
     7.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     7.4 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:
at the address set forth on the signature page hereof; and
if to Parent:
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Attn: General Counsel
Fax: (408) 333-5630
     7.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     7.6 Entire Agreement. This Agreement, the Proxy and any other documents referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.
     7.7 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

     7.8 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of covenants or obligations of Stockholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of Parent under the Merger Agreement or any of the rights or remedies of the Company or Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing the Merger Agreement or in any other such agreement, certificate or instrument shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.
     7.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or overtly threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or overtly threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     7.10 Non-Exclusivity. The rights and remedies of Parent and the Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).
     7.11 Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware.
          (b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.
     7.12 Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
     7.13 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     7.14 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     7.15 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[Remainder of page intentionally left blank.]

     In Witness Whereof, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

Brocade Communications Systems, Inc.
By /s/ Tyler Wall
Title Vice President, General Counsel and General Corporate Secretary

Stockholder
/s/ Celeste Volz Ford
Signature
Celeste Volz Ford
Printed Name

Address:	235 Nathhorst Avenue

Portola Valley, CA 94028

Facsimile:	650-473-9867

		Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned
0	140,000	0
Signature Page to Voting Agreement

Exhibit A
Form Of Irrevocable Proxy
     The undersigned stockholder (the “Stockholder”) of Foundry Networks, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Tyler Wall, Tom MacMitchell and Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.
     This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Falcon Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Termination Date (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.
     Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:
          (e) in favor of the adoption of the Merger Agreement, in favor of the Merger and in favor of any other action reasonably necessary to facilitate the Merger; and
          (f) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; and (B) any Acquisition Proposal (including any Superior Offer) and any other action that is intended, or that would reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
     The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

B-1

     This proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Shares).
     Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.
Dated: August 4, 2008

Stockholder
/s/ Celeste Volz Ford
Signature
Celeste Volz Ford

Number of shares of common stock of the Company owned of record as of the date of this proxy:
Signature Page to Proxy